Exhibit 99.1

[INTER-TEL LOGO]                                                    NEWS RELEASE
1615 SOUTH 52ND STREET, TEMPE, ARIZONA 85281 (480) 449-8900 FAX (480) 449-8929

FOR RELEASE        April 7, 2003
RELEASE NUMBER     INTL 03-07
CONTACT            Steven G. Mihaylo, Chairman, President and CEO  (775) 954-1211
                   Norman Stout, Executive Vice President and CAO  (480) 449-8900
                   Craig W. Rauchle, Executive Vice President and COO  (949) 465-8000
                   Kurt R. Kneip, Sr. Vice President and CFO  (480) 449-8900

              INTER-TEL ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

TEMPE, ARIZONA . . . APRIL 7, 2003 . . . INTER-TEL, INCORPORATED (NASDAQ: INTL) today announced current estimated sales and earnings per share results for the first quarter ended March 31, 2003.

Based on preliminary information, the Company estimates net sales for the first quarter of 2003 to be in the range of $83 million to $85 million, and earnings per share to be in the range of $0.15 to $0.19. We experienced lower than expected sales in the second half of the quarter ending March 31, 2003, and as a result these estimates are lower than our previous estimates. Also, the Company estimates that it ended the first quarter of 2003 with a balance of approximately $131 million in cash and short-term investments, an increase of approximately $5 from December 31, 2002.

Inter-Tel noted that the preliminary earnings per share estimates reflect lower net sales primarily as a result of weak economic conditions, uncertainties associated with the war in Iraq and threatened terrorist attacks, the impact of adverse weather conditions, increased competitive pressures and delayed buying decisions by its customers.

Inter-Tel will hold a conference call to discuss these estimated results, which is scheduled for April 8, 2003 at 9:00 a.m. (ET) via the Internet at http://www.inter-tel.com. Select "News & Events" from the top navigation bar on the website. A link to the web cast will be displayed within the "News & Events" section of the website. A replay of the conference call will be available on the Internet until April 8, 2004 at 11:59 p.m. (ET).

Inter-Tel expects to announce its final financial results for the quarter ended March 31, 2003 on April 21, 2003, at which time more complete commentary on the fiscal quarter will be provided.

ABOUT INTER-TEL, INCORPORATED

Inter-Tel (NASDAQ: INTL) is a single point of contact, full-service provider of business communications and voice mail systems. We market and sell voice processing and unified messaging software, call accounting software, Internet Protocol (IP) telephony software, computer-telephone integration applications, long distance calling services, and other communications services. Our products and services include the AXXESS by Inter-Tel and ECLIPSE(2) by Inter-Tel business communication platforms, with integrated voice processing and unified messaging systems, IP Telephony voice and data routers, and ClearConnect Talk-to-Agent e-commerce software. We also provide maintenance, leasing and support services for our products. More information is available at http://www.inter-tel.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the net sales and earnings per share results Inter-Tel expects for the first quarter of 2003 and the cash and short-term investment balances that Inter-Tel expects as of March 31, 2003. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel's actual results may be different from the preliminary results depending on the final determination of net sales, gross margins and operating expenses, and as a result of the quarterly review by the Company's independent accountants. For a further list and description of such risks and uncertainties, please see the Company's previously filed SEC reports, including the Company's Form 10-K, dated March 21, 2003. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.